Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS 99% INCREASE IN

NET INCOME FOR THE SECOND QUARTER OF 2013

Milwaukee, Wisconsin

July 17, 2013

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $2.6 million or $0.06 per diluted share in the second quarter of 2013, which was a 99% improvement over net income of $1.3 million or $0.03 per diluted share in the same quarter in 2012. Year-to-date, Bank Mutual Corporation (“Bank Mutual”) reported net income of $5.2 million or $0.11 per diluted share in 2013, which was more than double the $2.5 million or $0.05 per diluted share reported during the same six-month period in 2012. The improvements in net income between these periods were due primarily to higher net loan servicing fee revenue, higher net interest income, lower net losses and expenses on foreclosed real estate, and lower federal deposit insurance premiums. These developments were partially offset by lower gains on sales of loans, higher compensation-related costs and, for the year-to-date period, a larger provision for loan losses.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual noted, “We continue to make progress improving our earning asset and funding mixes, as well as lowering our absolute funding costs. As a result, our net interest margin improved for the fourth quarter in a row.” Mr. Baumgarten added, “Continued improvement in these areas should enable us to offset declines in revenue from our mortgage banking operations that we expect to occur in future quarters.” As previously announced, Mr. Baumgarten became the Chief Executive Officer of Bank Mutual on July 1, 2013, upon the retirement of Michael T. Crowley, Jr. Mr. Crowley remains Chairman of the Board of Directors of Bank Mutual.

Bank Mutual’s net interest income increased by $1.3 million or 9.0% and by $2.6 million or 8.8% during the three and six months ended June 30, 2013, compared to the same periods in 2012. These increases were primarily attributable to a 45 basis point improvement in Bank Mutual’s net interest margin, from 2.56% in the first half of 2012 to 3.01% during the same period in the current year. This improvement was due in part to an improved earning asset mix and an improved deposit funding mix between the periods. Bank Mutual’s average loans receivable (which generally have higher yields) increased by $38.6 million or 2.8% between the year-to-date periods and its average mortgage-related securities, investment securities, and overnight investments (which generally have lower yields) declined by $213.9 million or 22.5% in the aggregate between the periods. With respect to Bank Mutual’s deposit funding mix, its average checking and savings deposits (which generally have a lower interest cost or no interest cost) increased by $63.6 million or 7.4% in the aggregate between the year-to-date periods and its average certificates of deposit (which generally have a higher interest cost) declined by $257.0 million or 25.2% between the periods. Management expects these earning asset and deposit funding trends to continue in the near term, although there can be no assurances.

Also contributing to the improvement in net interest margin between the year-to-date periods in 2013 and 2012 was a 28 basis point decline in the average cost of Bank Mutual’s certificates of deposit, as well as Bank Mutual’s repayment of $100.0 million in high-cost borrowings from the FHLB of Chicago in the third quarter of 2012. Management anticipates that Bank Mutual’s cost of certificates of deposit will continue to decline modestly in the near term as older, higher-cost certificates of deposit continue to mature and are replaced by lower cost deposits, although there can be no assurances.

The favorable impact of the aforementioned developments on net interest income was partially offset by a $175.3 million or 7.5% decrease in average earning assets during the first half of 2013 compared to the same period in 2012. Bank Mutual’s earning assets have declined in recent periods as it has used cash flows from its mortgage-related securities portfolio to fund a decline in its certificates of deposit, as previously noted.

Bank Mutual’s provision for loan losses was $1.7 million in the second quarter of 2013 compared to $1.7 million in the same quarter last year. The provision for the six months ended June 30, 2013, was $2.6 million compared to $1.8 million in the same period last year. Bank Mutual’s provision in the 2013 periods consisted primarily of increases in general loan loss allowances related to growth in its multi-family, commercial real estate, and commercial business loan portfolios in recent periods, as well as a modest increase in charge-off experience on its one- to four-family and consumer loan portfolios. In comparison, during the first half of 2012, loss provisions against a number of specific multi-family, commercial real estate, and business loan relationships were partially offset by loss recaptures on non-performing loans that paid off and recoveries of previously charged-off loans. In addition, Bank Mutual increased its general loss allowances modestly during the first half of 2012 due primarily to growth in its loan portfolio during that period.

Bank Mutual’s non-performing loans and classified loans have trended lower in recent periods. Although general economic, employment, and real estate conditions continue to improve modestly in Bank Mutual’s markets, current conditions continue to be challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and land. As such, there can be no assurances that non-performing loans and/or classified loans will continue to trend lower in future periods or that Bank Mutual’s provision for loan losses will not vary considerably in future periods.

Service charges on deposits increased modestly during the three and six months ended June 30, 2013, compared to the same periods in 2012. These increases were due primarily to increases in certain service and transaction charges, as well as continued increases in fees from treasury management services that Bank Mutual offers to commercial customers. These developments were offset in part by lower overdraft fee revenue in the 2013 periods compared to the same periods in 2012. Management attributes these decreases to recent changes in customer behavior, due in part to generally improving employment and economic conditions in Bank Mutual’s local market areas.

Brokerage and insurance commissions were $978,000 during the second quarter of 2013, a $14,000 or 1.5% increase from the same period in the previous year. On a year-to-date basis, this source of revenue was $1.7 million in 2013, a $125,000 or 8.1% increase from the same period in 2012. This revenue item consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. Commission revenue in the 2013 periods benefited from higher sales of equity-related investments, which management attributes to improvement in equity markets earlier in the year. Also contributing were increased sales of tax-deferred annuities, which management attributes to the continued popularity of such investments in generally lower interest rate environments.

Net loan-related fees and servicing revenue was $1.2 million during the three months ended June 30, 2013, compared to a loss of $1.4 million in the same period of the previous year. On a year-to-date basis, this revenue was $2.2 million during the six months ended June 30, 2013, compared to a loss of $1.3 million in the same period of 2012. The following table presents the components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
	(Dollars in thousands)
Gross servicing fees	$722	$747	$1,437	$1,440
Mortgage servicing rights amortization	(785)	(979)	(1,793)	(2,022)
Mortgage servicing rights valuation recovery (loss)	1,115	(1,296)	2,229	(975)
Loan servicing revenue, net	1,052	(1,528)	1,873	(1,557)
Other loan fee income	186	133	314	300
Loan-related fees and servicing revenue, net	$1,238	$(1,395)	$2,187	$(1,257)

The change in the valuation allowance that Bank Mutual maintains against its mortgage servicing rights (“MSRs”) is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Higher market interest rates for residential loans in recent periods has resulted in lower prepayment expectations on the loans underlying the MSRs, which resulted in a decrease in the valuation allowance during the three and six month periods then ended. In contrast, lower market interest rates in the 2012 periods resulted in higher prepayment expectations and an increase in the valuation allowance during those periods. As of June 30, 2013, Bank Mutual had a remaining valuation allowance of $167,000 against MSRs with a gross book value of $9.1 million. As of the same date Bank Mutual serviced $1.2 billion in loans for third-party investors compared to $1.1 billion one year ago.

Gains on sales of loans were $1.4 million in the second quarter of 2013 compared to $3.6 million in the same quarter last year. Year-to-date, gains on sales of loans were $3.2 million in 2013 compared to $6.5 million in 2012. Bank Mutual typically sells most fixed-rate, one- to four-family mortgage loans that it originates in the secondary market. During the three and six months ended June 30, 2013, sales of these loans were $51.3 million or 38.6% lower and $70.6 million or 27.6% lower than they were during the same periods in 2012, respectively. Recent increases in market interest rates have resulted in lower originations and sales of fixed-rate, one- to four-family loans in the 2013 periods compared to the same periods in 2012. Also contributing to the decrease in gains on sales of loans in 2013 was a decline in Bank Mutual’s average gross profit margin on the sales of loans. Management attributes this decline to the reduced burden that consumer demand has placed on the loan production capacity of the mortgage banking industry as a whole, due to a recent increase in market interest rates, which has caused gross profit margins to decrease. If these trends continue, management believes that Bank Mutual’s gains on sales of loans during the last half of 2013 will continue to decline and will be substantially lower than they were during the same period of 2012.

In the second quarter of 2012 Bank Mutual recorded $543,000 in gains on sales of investments on the sale of $20.4 million in mortgage-related securities. Bank Mutual did not sell any investments in 2013.

In the second quarter of 2012 Bank Mutual recorded $336,000 in net other-than-temporary impairment (“OTTI”) losses. These losses consisted of the credit portion of the total OTTI loss related to Bank Mutual’s investment in certain private-label collateralized mortgage obligations (“CMOs”) rated less than investment grade. Bank Mutual did not have any net OTTI losses in 2013.

Compensation-related expenses increased by $311,000 or 2.9% and $789,000 or 3.7% during the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012, respectively. These increases were due primarily to annual merit increases and increases in payroll-related taxes. These developments were partially offset by a modest decline in employee healthcare costs due to a renegotiation of such costs with the insurance provider.

Occupancy and equipment expenses increased by $83,000 or 3.0% and $208,000 or 3.6% during the three and six months ended June 30, 2013, respectively, compared to the same periods in the prior year, respectively. These increases were principally caused by increased repairs and maintenance on Bank Mutual’s facilities, due in part to increased snow removal costs earlier in 2013 compared to 2012.

Federal deposit insurance premiums were $236,000 and $1.0 million during the three and six months ended June 30, 2013, respectively. These amounts compared to $871,000 and $1.7 million during the same periods in 2012, respectively. The decrease in the 2013 periods was caused by recent improvements in Bank Mutual’s financial condition and operating results, which, under the Federal Deposit Insurance Corporation’s (“FDIC”) risk-based premium assessment system, resulted in lower deposit insurance costs for Bank Mutual in 2013. In addition, during the second quarter of 2013 Bank Mutual recorded a credit of $250,000 related to confirmation from the FDIC that improvements at Bank Mutual had been retroactively applied to the prior quarter. Management believes that federal deposit insurance premiums during the remainder of 2013 could be approximately 35% lower than they were during the last half of 2012, although there can be no assurances.

Net losses and expenses on foreclosed real estate were $443,000 and $1.6 million during the three and six months ended June 30, 2013, respectively. These amounts compared to $970,000 and $3.7 million in the same periods of last year, respectively. Bank Mutual has experienced lower losses and expenses on foreclosed real estate in recent periods due to lower levels of foreclosed properties.

Other non-interest expense decreased modestly during the three months ended June 30, 2013, compared to the same period in 2012. Year-to-date, this expense decreased by $408,000 or 7.9% in 2013 compared to the same period in 2012. The year-to-date decrease was primarily the result of lower legal, consulting, and accounting fees related to loan workout efforts and related professional services.

Income tax expense was $1.5 million and $601,000 during the three months ended June 30, 2013 and 2012, respectively, and was $2.7 million and $1.1 million during the six months ended June 30, 2013 and 2012, respectively. Bank Mutual’s effective tax rates (“ETRs”) during the three month periods in 2013 and 2012 were 35.9% and 31.3%, respectively. The ETRs during the six month periods in these same years were 34.1% and 30.2%, respectively. Bank Mutual’s ETR will vary from period to period depending primarily on the impact of non-taxable revenue items, such as tax-exempt interest income and earnings from bank-owned life insurance (“BOLI”). Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

Bank Mutual’s total assets decreased by $61.5 million or 2.5% during the six months ended June 30, 2013. During the period Bank Mutual’s mortgage-related securities available-for-sale decreased by $98.9 million due to regular repayments and its cash and due from banks decreased by $15.5 million due to seasonal factors. These developments were partially offset by a $46.9 million increase in Bank Mutual’s overnight investments (due primarily to cash flows from the securities portfolio) and an $11.9 million increase in its loan portfolio. Also during the period, Bank Mutual’s deposit liabilities decreased by $70.2 million. Bank Mutual’s total shareholders’ equity increased from $271.9 million at December 31, 2012, to $274.6 million at June 30, 2013.

Bank Mutual’s loans receivable increased by $11.9 million or 0.8% during the six months ended June 30, 2013. Total loans originated for portfolio decreased by $52.1 million or 22.6% during this period compared to the same period in the previous year. Originations in all categories of loans declined with the exception of multi-family and construction and development loans, the latter of which consists primarily of multi-family projects. Management attributes the decline in the origination volumes of commercial real estate and commercial business loans to slow economic growth in recent quarters and overall borrower uncertainty related to the future direction of the economy in general. Also contributing to the decline in commercial borrowing was the anticipated federal tax law changes in 2013 that motivated certain commercial customers to accelerate contemplated transactions to the fourth quarter of last year, a period in which Bank Mutual experienced a substantial increase in commercial loan originations. Management attributes the increases in multi-family lending, including construction of such properties, to elevated demand for multi-family properties caused by a general decline in the level of home ownership in recent periods. With respect to declines in one- to four-family and consumer loan production in the first half of 2013, management attributes these declines to higher interest rates and recent economic uncertainty, as well as increased competition for second mortgages in some of its markets.

Bank Mutual’s deposit liabilities decreased by $70.2 million or 3.8% during the six months ended June 30, 2013. Core deposits, consisting of checking, savings and money market accounts, increased by $39.6 million or 3.8% during the period while certificates of deposit declined by $109.8 million or 13.5%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control its overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods. Core deposits have increased in recent periods in response to management’s efforts to increase sales of such products and related services to commercial businesses, as well as efforts to focus its retail sales efforts on such products and related services. Also contributing to the increase in core deposits in recent periods, however, is customer reaction to the low interest rate environment. Management believes that this environment has encouraged some customers to switch to core deposits in an effort to retain flexibility in the event interest rates rise in the future.

Bank Mutual’s shareholders’ equity increased from $271.9 million at December 31, 2012, to $274.6 million at June 30, 2013. This increase was caused by net income during the period, partially offset by the payment of cash dividends of $0.02 per share to shareholders in each of the first and second quarters. Also impacting shareholders’ equity during the period was a $976,000 increase in accumulated other comprehensive loss primarily caused by a decline in the fair value of Bank Mutual’s available-for-sale securities. This development was the result of a recent increase in market interest rates which had an adverse impact on the fair value of Bank Mutual’s available-for-sale securities. The book value of Bank Mutual’s common stock was $5.91 per share at June 30, 2013, compared to $5.87 per share at December 31, 2012.

Bank Mutual’s ratio of shareholders’ equity to total assets was 11.65% at June 30, 2013, compared to 11.24% at December 31, 2012. The increase in this ratio was caused by the reasons noted in the previous paragraph. Also contributing was a decline in Bank Mutual’s total assets during the period, as previously described. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of March 31, 2013 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 18.23% and a Tier 1 capital ratio of 10.46%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

The Board of Governors of the Federal Reserve (“FRB”) and the Office of the Comptroller of the Currency (“OCC”) recently published final regulatory capital rules under Basel III. Although there can be no assurances, management does not expect these new rules to have a significant impact on its regulatory capital, financial condition, or results of operations. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, as well as other requirements that could be imposed by regulators, may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase its common stock.

Bank Mutual’s non-performing loans were $19.9 million or 1.41% of loans receivable as of June 30, 2013, compared to $25.8 million or 1.84% of loans receivable as of December 31, 2012. Non-performing assets, which includes non-performing loans, were $32.0 million or 1.36% of total assets and $39.8 million or 1.64% of total assets as of these same dates, respectively. Bank Mutual’s non-performing assets and classified loans have declined in recent periods. However, this trend is subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that Bank Mutual’s non-performing assets and classified loans will continue to decline in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $22.5 million or 1.59% of total loans at June 30, 2013, compared to $21.6 million or 1.54% of total loans at December 31, 2012. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 113.2% at June 30, 2013, compared to 83.6% at December 31, 2012. Management believes the allowance for loan losses at June 30, 2013, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin as of March 31, 2013 (the latest information available). Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. Its subsidiary bank, Bank Mutual, operates 75 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

This report contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act; regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effects of new regulatory capital requirements under Basel III; pending and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or the Bank; potential changes in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2012 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	June 30	December 31
	2013	2012
ASSETS
Cash and due from banks	$34,506	$50,030
Interest-earning deposits	83,964	37,029
Cash and cash equivalents	118,470	87,059
Mortgage-related securities available-for-sale, at fair value	451,305	550,185
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $155,079 in 2013 and $163,589 in 2012)	156,502	157,558
Loans held-for-sale	13,179	10,739
Loans receivable (net of allowance for loan losses of $22,542 in 2013 and $21,577 in 2012)	1,414,123	1,402,246
Foreclosed properties and repossessed assets	12,040	13,961
Mortgage servicing rights, net	8,900	6,821
Other assets	182,288	189,695

Total assets	$2,356,807	$2,418,264

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,797,742	$1,867,899
Borrowings	207,459	210,786
Advance payments by borrowers for taxes and insurance	23,473	4,956
Other liabilities	50,657	59,837
Total liabilities	2,079,331	2,143,478
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2013 and 2012
Issued and outstanding - none in 2013 and 2012	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2013 and 2012
Issued - 78,783,849 shares in 2013 and 2012
Outstanding - 46,432,284 shares in 2013 and 46,326,484 in 2012	788	788
Additional paid-in capital	489,034	489,960
Retained earnings	148,568	145,231
Accumulated other comprehensive loss	(5,693)	(4,717)
Treasury stock - 32,351,565 shares in 2013 and 32,457,365 in 2012	(358,127)	(359,409)
Total shareholders' equity	274,570	271,853
Non-controlling interest in real estate partnership	2,906	2,933
Total equity including non-controlling interest	277,476	274,786

Total liabilities and equity	$2,356,807	$2,418,264

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Interest income:
Loans	$15,974	$16,205	$32,182	$32,629
Mortgage-related securities	3,538	4,792	7,465	9,094
Investment securities	10	23	23	34
Interest-earning deposits	38	59	65	100
Total interest income	19,560	21,079	39,735	41,857
Interest expense:
Deposits	2,173	3,868	4,938	7,924
Borrowings	1,197	2,357	2,422	4,181
Advance payment by borrowers for taxes and insurance	1	1	1	1
Total interest expense	3,371	6,226	7,361	12,106
Net interest income	16,189	14,853	32,374	29,751
Provision for loan losses	1,730	1,730	2,622	1,781
Net interest income after provision for loan losses	14,459	13,123	29,752	27,970
Non-interest income:
Service charges on deposits	1,685	1,664	3,278	3,223
Brokerage and insurance commissions	978	964	1,670	1,545
Loan-related fees and servicing revenue, net	1,238	(1,395)	2,187	(1,257)
Gain on loan sales activities, net	1,382	3,551	3,242	6,455
Gain on sales of investments, net	-	543	-	543
Other-than-temporary impairment ("OTTI") losses:
Total OTTI losses	-	(909)	-	(909)
Non-credit portion of OTTI losses	-	573	-	573
Net OTTI losses	-	(336)	-	(336)
Increase in cash surrender value of life insurance	426	524	1,150	1,050
Other non-interest income	1,358	1,419	2,972	2,983
Total non-interest income	7,067	6,934	14,499	14,206
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	11,008	10,697	22,061	21,272
Occupancy and equipment	2,861	2,778	5,940	5,732
Federal insurance premiums	236	871	1,043	1,702
Advertising and marketing	535	471	1,062	1,070
Losses and expenses on foreclosed real estate, net	443	970	1,575	3,748
Other non-interest expense	2,328	2,353	4,726	5,134
Total non-interest expense	17,411	18,140	36,407	38,658
Income before income tax expense	4,115	1,917	7,844	3,518
Income tax expense	1,478	601	2,677	1,063
Net income before non-controlling interest	2,637	1,316	5,167	2,455
Net loss attributable to non-controlling interest	12	13	27	29
Net income	$2,649	$1,329	$5,194	$2,484

Per share data:
Earnings per share-basic	$0.06	$0.03	$0.11	$0.05
Earnings per share-diluted	$0.06	$0.03	$0.11	$0.05
Cash dividends paid	$0.02	$0.01	$0.04	$0.02

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Six Months Ended
	June 30		June 30
Loan Originations and Sales	2013	2012	2013	2012
Mortgage loans originated for portfolio:
One- to four-family	$28,225	$28,417	$45,375	$50,995
Multi-family	17,816	5,870	29,499	26,965
Commercial real estate	6,068	10,351	10,205	16,372
Construction and development	23,917	25,033	45,024	27,220
Total mortgage loans	76,026	69,671	130,103	121,552
Consumer loan originations	12,289	32,100	25,655	57,156
Commercial business loan originations	10,593	38,129	22,444	51,596
Total loans originated for portfolio	$98,908	$139,900	$178,202	$230,304

Mortgage loans originated for sale	$78,393	$121,250	$188,743	$248,148

Mortgage loan sales	$81,757	$133,073	$185,536	$256,109

	June 30	December 31
Loan Portfolio Analysis	2013	2012
Mortgage loans:
One- to four-family	$449,398	$465,170
Multi-family	263,329	264,013
Commercial real estate	243,978	263,775
Construction and development	162,369	129,348
Total mortgage loans	1,119,074	1,122,306
Consumer loans	242,178	246,913
Commercial business loans	149,808	132,436
Total loans receivable	1,511,060	1,501,655
Allowance for loan losses	(22,542)	(21,577)
Undisbursed loan proceeds and deferred fees and costs	(74,395)	(77,832)
Total loans receivable, net	$1,414,123	$1,402,246

Loans serviced for others	$1,157,746	$1,147,722

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Non-Performing Loans and Assets	2013	2012
Non-accrual mortgage loans:
One- to four-family	$5,567	$8,192
Multi-family	4,256	6,824
Commercial real estate	7,815	6,994
Construction and development loans	703	937
Total non-accrual mortgage loans	18,341	22,947
Non-accrual consumer loans:
Secured by real estate	780	1,514
Other consumer loans	33	59
Total non-accrual consumer loans	813	1,573
Non-accrual commercial business loans	355	693
Total non-accrual loans	19,509	25,213
Accruing loans delinquent 90 days or more	406	584
Total non-performing loans	19,915	25,797
Foreclosed properties and repossessed assets	12,040	13,961
Total non-performing assets	$31,955	$39,758
Non-performing loans to loans receivable, net	1.41%	1.84%
Non-performing assets to total assets	1.36%	1.64%

	June 30	December 31
Special Mention and Substandard Loans	2013	2012
(includes all non-performing loans, above)
Mortgage loans:
One- to four-family	$6,192	$8,472
Multi-family	10,250	8,969
Commercial real estate	53,280	56,842
Construction and development	18,101	15,446
Total mortgage loans	87,823	89,729
Consumer loans	813	1,631
Commercial business loans	2,265	4,007
Total	$90,901	$95,367

	Six Months Ended June 30
Activity in Allowance for Loan Losses	2013	2012
Balance at the beginning of the period	$21,577	$27,928
Provision for loan losses	2,622	1,781
Charge-offs:
One- to four-family	(860)	(560)
Multi-family	-	(371)
Commercial real estate	(493)	(3,225)
Construction and development loans	(6)	(102)
Consumer loans	(838)	(379)
Commercial business loans	(199)	(48)
Total charge-offs	(2,396)	(4,685)
Total recoveries	739	1,005
Net charge-offs	(1,657)	(3,680)
Balance at the end of the period	$22,542	$26,029
Net charge-offs to average loans, annualized	0.23%	0.54%

	June 30	December 31
Allowance Ratios	2013	2012
Allowance for loan losses to non-performing loans	113.19%	83.64%
Allowance for loan losses to total loans	1.59%	1.54%

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Deposit Liabilities Analysis	2013	2012
Non-interest-bearing checking	$154,256	$143,684
Interest-bearing checking	236,003	236,380
Savings accounts	231,601	217,170
Money market accounts	473,753	458,762
Certificates of deposit	702,129	811,903
Total deposit liabilities	$1,797,742	$1,867,899

	Three Months Ended		Six Months Ended
	June 30		June 30
Selected Operating Ratios	2013	2012	2013	2012
Net interest margin (1)	3.02%	2.47%	3.01%	2.56%
Net interest rate spread	2.93%	2.38%	2.93%	2.46%
Return on average assets	0.44%	0.20%	0.43%	0.20%
Return on average shareholders' equity	3.88%	1.97%	3.80%	1.85%
Efficiency ratio (2)	74.87%	84.06%	77.67%	88.36%
Non-interest expense as a percent of average assets	2.91%	2.76%	3.04%	3.04%
Shareholders' equity to total assets at end of period	11.65%	10.23%	11.65%	10.23%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income (excluding investment gains and net OTTI) for the periods indicated.

	Three Months Ended		Six Months Ended
	June 30		June 30
Other Information	2013	2012	2013	2012
Average earning assets	$2,140,748	$2,402,366	$2,149,567	$2,324,912
Average assets	2,392,095	2,631,223	2,392,095	2,542,688
Average interest bearing liabilities	1,884,497	2,194,922	1,905,817	2,119,603
Average shareholders' equity	273,010	269,670	273,010	268,633
Weighted average number of shares outstanding:
As used in basic earnings per share	46,224,831	46,189,723	46,220,262	46,187,796
As used in diluted earnings per share	46,366,959	46,196,363	46,349,463	46,194,463

	June 30	December 31
	2013	2012
Number of shares outstanding (net of treasury shares)	46,432,284	46,326,484
Book value per share	$5.91	$5.87

	June 30	December 31
Weighted Average Net Interest Rate Spread	2013	2012
Yield on loans	4.38%	4.56%
Yield on investments	2.38%	2.36%
Combined yield on loans and investments	3.78%	3.82%
Cost of deposits	0.45%	0.63%
Cost of borrowings	2.32%	2.37%
Total cost of funds	0.63%	0.81%
Interest rate spread	3.15%	3.01%

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